Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-179448) pertaining to the Aptiv PLC 2015 Long-Term Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-278911) pertaining to the Aptiv PLC 2024 Long-Term Incentive Plan, and

(3)	Registration Statement (Form S-3 No. 333-283946) of Aptiv PLC;

of our reports dated February 7, 2025, with respect to the consolidated financial statements and schedule of Aptiv PLC and the effectiveness of internal control over financial reporting of Aptiv PLC included in this Annual Report (Form 10-K) of Aptiv PLC for the year ended December 31, 2024.

/s/ Ernst & Young LLP
Detroit, Michigan
February 7, 2025